News Release

SPRINT REPORTS HIGHEST RETAIL NET ADDITIONS IN NEARLY THREE YEARS AND RAISES ADJUSTED FREE CASH FLOW* GUIDANCE WITH FISCAL 2017 THIRD QUARTER RESULTS

•	Postpaid net additions of 256,000, including 184,000 phone net additions

◦	Tenth consecutive quarter of postpaid phone net additions

•	Prepaid net additions of 63,000 compared to net losses of 460,000 in the prior year

◦	Fourth consecutive quarter of net additions and improved by 523,000 year-over-year

◦	Prepaid churn improved year-over-year for the sixth consecutive quarter

•	Net income of $7.2 billion, operating income of $727 million, and adjusted EBITDA* of $2.7 billion

◦	Net income includes approximately $7.1 billion of favorable impact from tax reform

◦	Eighth consecutive quarter of operating income

◦	Highest fiscal third quarter adjusted EBITDA* in 11 years

•	Net cash provided by operating activities of $1.2 billion and adjusted free cash flow* of $397 million

◦	Adjusted free cash flow* improved by more than $1 billion year-over-year

◦	Raising fiscal year 2017 adjusted free cash flow* guidance from around break-even to a range of $500 million to $700 million

•	Sprint Next-Gen Network to drive further network improvements and provide path to 5G

OVERLAND PARK, Kan. - Feb. 2, 2018 - Sprint Corporation (NYSE: S) today reported operating results for the third quarter of fiscal year 2017, including its highest retail net additions in nearly three years with postpaid net additions of 256,000 and prepaid net additions of 63,000. The company also reported its eighth consecutive quarter of operating income and the highest fiscal third quarter adjusted EBITDA* in 11 years.

Net cash provided by operating activities of $1.2 billion improved by more than $500 million year-over-year. Adjusted free cash flow* of $397 million improved by more than $1 billion year-over-year and the company is raising its fiscal year 2017 expectation from around break-even to a range of $500 million to $700 million.

“Sprint has now added postpaid phone customers for 10 consecutive quarters and added prepaid customers for four consecutive quarters,” said Sprint CEO Marcelo Claure. “This momentum, along with a continued focus on the cost structure, is driving improvements in profitability metrics and adjusted free cash flow*.”

Customer Growth Continues in Both Postpaid and Prepaid Businesses
Sprint’s execution in both its postpaid and prepaid businesses resulted in the highest retail net additions in nearly three years. Postpaid net additions of 256,000 in the quarter included 184,000 phone net additions, the tenth consecutive quarter of postpaid phone net additions.

Sprint’s prepaid business also continued to add customers with 63,000 net additions, its fourth consecutive quarter of net additions and a 523,000 improvement compared to the prior year. Prepaid churn improved year-over-year for the sixth consecutive quarter and prepaid gross additions grew year-over-year for the second consecutive quarter. The sustained improvement in prepaid customer trends has translated into better financial results, as prepaid wireless service revenue grew year-over-year for the first time in nearly three years.

News Release

More Progress on Cost Reduction Program
Sprint continued to make progress on its multi-year plan to improve its cost structure. Excluding approximately $100 million of hurricane-related and other non-recurring charges in the quarter, the company reported approximately $260 million of combined year-over-year reductions in cost of services and selling, general and administrative expenses, bringing the year-to-date total reduction to more than $1 billion. The year-to-date reductions were primarily driven by changes to the device insurance program, as well as lower network expenses.

Net income of $7.2 billion included $7.1 billion of non-cash benefit from tax reform, resulting from a re-measurement of our deferred tax assets and liabilities under provisions contained in the new tax law.

The company also reported the following financial results:

Sprint Next-Gen Network to Drive Further Network Improvements and Provide Path to 5G
Sprint is unlocking the value of the largest mobile broadband spectrum holdings in the U.S. and its Next-Gen Network is designed to drive significant improvements to network performance and the customer experience by investing in four main areas.

•	Upgrade existing towers to leverage all three of the company’s spectrum bands - 800 MHz, 1.9 GHz and 2.5 GHz - for faster, more reliable service.

•	Build thousands of new cell sites to expand its coverage footprint and extend coverage to more popular customer destinations.

•
Add more small cells -- including Sprint Magic Boxes, mini-macros and strand mounts to densify every major market and significantly boost capacity and data speeds - and leverage the recent strategic agreements with Altice and Cox. The company has already deployed more than 80,000 Sprint Magic Boxes in approximately 200 cities across the country and plans to deploy more than 1 million as part of its multi-year roadmap.

•
Deploy game-changing 64T64R Massive MIMO 2.5 GHz radios to increase capacity up to 10 times that of current LTE systems and increase data speeds for more customers in high-traffic locations. Massive MIMO, a key enabler for 5G, will allow the company to support both LTE and 5G NR (New Radio) modes simultaneously without additional tower climbs.

Sprint’s network has already seen significant improvements. According to Ookla Speedtest Intelligence data, Sprint was the most improved operator in 2017 with a 60 percent year-over-year increase in its national average download speed.1

Fiscal Year 2017 Outlook

•	The company is raising its expectation for operating income to $2.5 billion to $2.7 billion. Its previous expectation was $2.1 billion to $2.5 billion.

•	The company expects adjusted EBITDA* to be around the mid-point of its prior expectation of $10.8 billion to $11.2 billion.

•	The company expects cash capital expenditures, excluding devices leased through indirect channels, to be at the low end of its prior expectation of $3.5 billion to $4 billion.

•	The company is raising its expectation for adjusted free cash flow* to $500 million to $700 million. Its previous expectation was around break-even.

_______________________________
1 Average download speed increase based on Ookla’s analysis of Speedtest Intelligence data comparing December 2016 to December 2017 for all mobile results.

News Release

Conference Call and Webcast

•	Date/Time: 8:30 a.m. (ET) Friday, Feb. 2, 2018

•	Call-in Information

◦	U.S./Canada: 866-360-1063 (ID: 6374738)

◦	International: 443-961-0242 (ID: 6374738)

•	Webcast available at www.sprint.com/investors

•	Additional information about results is available on our Investor Relations website
Contact Information

•	Media contact: Dave Tovar, David.Tovar@sprint.com

•	Investor contact: Jud Henry, Investor.Relations@sprint.com

News Release

Wireless Operating Statistics (Unaudited)

	Quarter To Date			Year To Date
	12/31/17	9/30/17	12/31/16	12/31/17	12/31/16
Net additions (losses) (in thousands)
Postpaid	256	168	405	385	929
Postpaid phone	184	279	368	551	888
Prepaid (f)	63	95	(460)	193	(1,215)
Wholesale and affiliate (f)	66	115	619	246	2,051
Total wireless net additions	385	378	564	824	1,765

End of period connections (in thousands)
Postpaid (d) (e)	31,942	31,686	31,694	31,942	31,694
Postpaid phone (d)	26,616	26,432	26,037	26,616	26,037
Prepaid (d) (f) (g) (h) (i)	8,997	8,765	8,493	8,997	8,493
Wholesale and affiliate (d) (f) (h)	13,642	13,576	13,084	13,642	13,084
Total end of period connections	54,581	54,027	53,271	54,581	53,271

Churn
Postpaid	1.80%	1.72%	1.67%	1.73%	1.58%
Postpaid phone	1.71%	1.59%	1.57%	1.60%	1.44%
Prepaid (h)	4.63%	4.83%	5.74%	4.68%	5.57%

Supplemental data - connected devices
End of period connections (in thousands)
Retail postpaid	2,259	2,158	1,960	2,259	1,960
Wholesale and affiliate	11,272	11,221	10,594	11,272	10,594
Total	13,531	13,379	12,554	13,531	12,554

ARPU (a)
Postpaid	$45.13	$46.00	$49.70	$46.14	$50.59
Postpaid phone	$51.26	$52.34	$57.12	$52.50	$58.11
Prepaid (h)	$37.46	$37.83	$33.97	$37.84	$33.35
NON-GAAP RECONCILIATION - ABPA* AND ABPU* (Unaudited)
(Millions, except accounts, connections, ABPA*, and ABPU*)

	Quarter To Date			Year To Date
	12/31/17	9/30/17	12/31/16	12/31/17	12/31/16
ABPA*
Postpaid service revenue	$4,297	$4,363	$4,686	$13,126	$14,184
Add: Installment plan and non-operating lease billings	379	397	291	1,144	829
Add: Lease revenue - operating	1,047	966	887	2,912	2,453
Total for postpaid connections	$5,723	$5,726	$5,864	$17,182	$17,466

Average postpaid accounts (in thousands)	11,193	11,277	11,413	11,261	11,368
Postpaid ABPA* (b)	$170.39	$169.25	$171.28	$169.53	$170.71
	Quarter To Date			Year To Date
	12/31/17	9/30/17	12/31/16	12/31/17	12/31/16
Postpaid phone ABPU*
Postpaid phone service revenue	$4,069	$4,132	$4,420	$12,415	$13,350
Add: Installment plan and non-operating lease billings	335	358	261	1,025	752
Add: Lease revenue - operating	1,037	953	873	2,877	2,411
Total for postpaid phone connections	$5,441	$5,443	$5,554	$16,317	$16,513

Postpaid average phone connections (in thousands)	26,461	26,312	25,795	26,275	25,528
Postpaid phone ABPU* (c)	$68.54	$68.95	$71.77	$69.00	$71.87
(a) ARPU is calculated by dividing service revenue by the sum of the monthly average number of connections in the applicable service category. Changes in average monthly service revenue reflect connections for either the postpaid or prepaid service category who change rate plans, the level of voice and data usage, the amount of service credits which are offered to connections, plus the net effect of average monthly revenue generated by new connections and deactivating connections. Postpaid phone ARPU represents revenues related to our postpaid phone connections.
(b) Postpaid ABPA* is calculated by dividing service revenue earned from connections plus billings from installment plans and non-operating leases, as well as, operating lease revenue by the sum of the monthly average number of accounts during the period. Installment plan billings represent the substantial majority of the total billings in the table above for all periods presented.
(c) Postpaid phone ABPU* is calculated by dividing postpaid phone service revenue earned from postpaid phone connections plus billings from installment plans and non-operating leases, as well as, operating lease revenue by the sum of the monthly average number of postpaid phone connections during the period. Installment plan billings represent the substantial majority of the total billings in the table above for all periods presented.
(d) As part of the Shentel transaction, 186,000 and 92,000 subscribers were transferred from postpaid and prepaid, respectively, to affiliates, of which 18,000 prepaid subscribers were subsequently excluded from our customer base as a result of the Lifeline regulatory change as noted in (f) below. An additional 270,000 of nTelos' subscribers are now part of our affiliate relationship with Shentel and were reported in wholesale and affiliate subscribers beginning with the quarter ended June 30, 2016. In addition, during the three-month period ended June 30, 2017, 17,000 and 4,000 subscribers were transferred from postpaid and prepaid, respectively, to affiliates as a result of a the transfer of additional subscribers to Shentel.
(e) During the three-month period ended June 30, 2017, 2,000 Wi-Fi connections were adjusted from the postpaid subscriber base.
(f) Sprint is no longer reporting Lifeline subscribers due to recent regulatory changes resulting in tighter program restrictions. We have excluded them from our customer base for all periods presented, including our Assurance Wireless prepaid brand and subscribers through our wholesale MVNO's.
(g) During the three-month period ended September 30, 2017, the Prepaid Data Share platform It's On was decommissioned as the Company continues to focus on higher value contribution offerings resulting in the reduction of 49,000 to prepaid end of period subscribers.
(h) As a result of aligning all prepaid brands, including prepaid affiliate subscribers, under one churn and retention program as of December 31, 2016, end of period prepaid and affiliate subscribers were reduced by 1,234,000 and 21,000, respectively.
(i) During the three-month period ended December 31, 2017, prepaid end of period subscribers increased by 169,000 in conjunction with the PRWireless HoldCo, LLC joint venture.

News Release

Wireless Device Financing Summary (Unaudited)
(Millions, except sales, connections, and leased devices in property, plant and equipment)

	Quarter To Date			Year To Date
	12/31/17	9/30/17	12/31/16	12/31/17	12/31/16

Postpaid activations (in thousands)	4,874	3,917	4,812	12,459	11,827
Postpaid activations financed	84%	85%	80%	85%	75%
Postpaid activations - operating leases	72%	68%	43%	66%	42%

Installment plans
Installment sales financed	$276	$268	$1,036	$1,097	$2,188
Installment billings	$353	$373	$291	$1,094	$829
Installment receivables, net	$1,383	$1,583	$—	$1,383	$—

Leasing revenue and depreciation
Lease revenue - operating	$1,047	$966	$887	$2,912	$2,453
Lease depreciation	$990	$888	$837	$2,732	$2,205

Leased device additions
Cash paid for capital expenditures - leased devices	$682	$608	$767	$1,787	$1,530
Transfers from inventory - leased devices	$1,761	$1,060	$1,095	$3,671	$2,281

Leased devices
Leased devices in property, plant and equipment, net	$5,683	$4,709	$4,454	$5,683	$4,454

Leased device units
Leased devices in property, plant and equipment (units in thousands)	14,002	13,019	11,981	14,002	11,981

Leased device and receivables financings net proceeds
Proceeds	$1,125	$789	$—	$2,679	$1,055
Repayments	(598)	(1,148)	(231)	(2,019)	(655)
Net proceeds (repayments) of financings related to devices and receivables	$527	$(359)	$(231)	$660	$400

News Release

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Millions, except per share data)

	Quarter To Date			Year To Date
	12/31/17	9/30/17	12/31/16	12/31/17	12/31/16

Net operating revenues
Service revenue	$5,930	$5,967	$6,323	$17,968	$19,252
Equipment revenue	2,309	1,960	2,226	6,355	5,556
Total net operating revenues	8,239	7,927	8,549	24,323	24,808
Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	1,733	1,698	1,925	5,140	6,125
Cost of products (exclusive of depreciation and amortization below)	1,673	1,404	1,985	4,622	5,097
Selling, general and administrative	2,108	2,013	2,080	6,059	5,992
Depreciation - network and other	987	997	1,000	2,961	3,022
Depreciation - leased devices	990	888	837	2,732	2,205
Amortization	196	209	255	628	813
Other, net	(175)	117	156	(310)	260
Total net operating expenses	7,512	7,326	8,238	21,832	23,514
Operating income	727	601	311	2,491	1,294
Interest expense	(581)	(595)	(619)	(1,789)	(1,864)
Other (expense) income, net	(42)	44	(60)	(50)	(67)
Income (loss) before income taxes	104	50	(368)	652	(637)
Income tax benefit (expense)	7,052	(98)	(111)	6,662	(286)
Net income (loss)	7,156	(48)	(479)	7,314	(923)
Less: Net loss attributable to noncontrolling interests	6	—	—	6	—
Net income (loss) attributable to Sprint Corporation	$7,162	$(48)	$(479)	$7,320	$(923)

Basic net income (loss) per common share	$1.79	$(0.01)	$(0.12)	$1.83	$(0.23)
Diluted net income (loss) per common share	$1.76	$(0.01)	$(0.12)	$1.79	$(0.23)
Weighted average common shares outstanding	4,001	3,998	3,983	3,998	3,979
Diluted weighted average common shares outstanding	4,061	3,998	3,983	4,080	3,979

Effective tax rate	-6,780.8%	196.0%	-30.2%	-1,021.8%	-44.9%

NON-GAAP RECONCILIATION - NET INCOME (LOSS) TO ADJUSTED EBITDA* (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	12/31/17	9/30/17	12/31/16	12/31/17	12/31/16

Net income (loss)	$7,156	$(48)	$(479)	$7,314	$(923)
Income tax (benefit) expense	(7,052)	98	111	(6,662)	286
Income (loss) before income taxes	104	50	(368)	652	(637)
Other expense (income), net	42	(44)	60	50	67
Interest expense	581	595	619	1,789	1,864
Operating income	727	601	311	2,491	1,294
Depreciation - network and other	987	997	1,000	2,961	3,022
Depreciation - leased devices	990	888	837	2,732	2,205
Amortization	196	209	255	628	813
EBITDA* (1)	2,900	2,695	2,403	8,812	7,334
Loss (gain) from asset dispositions, exchanges, and other, net (2)	—	—	28	(304)	(326)
Severance and exit costs (3)	13	—	19	13	30
Contract terminations (4)	—	—	—	(5)	113
Litigation and other contingencies (5)	(260)	—	—	(315)	103
Hurricanes (6)	66	34	—	100	—
Adjusted EBITDA* (1)	$2,719	$2,729	$2,450	$8,301	$7,254

Adjusted EBITDA margin*	45.9%	45.7%	38.7%	46.2%	37.7%

Selected items:
Cash paid for capital expenditures - network and other	$696	$682	$478	$2,499	$1,421
Cash paid for capital expenditures - leased devices	$682	$608	$767	$1,787	$1,530

News Release

WIRELESS STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	12/31/17	9/30/17	12/31/16	12/31/17	12/31/16

Net operating revenues
Service revenue
Postpaid	$4,297	$4,363	$4,686	$13,126	$14,184
Prepaid (7)	993	990	985	2,982	3,096
Wholesale, affiliate and other (7)	329	296	275	884	784
Total service revenue	5,619	5,649	5,946	16,992	18,064

Equipment revenue	2,309	1,960	2,226	6,355	5,556
Total net operating revenues	7,928	7,609	8,172	23,347	23,620

Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	1,466	1,422	1,649	4,300	5,226
Cost of products (exclusive of depreciation and amortization below)	1,673	1,404	1,985	4,622	5,097
Selling, general and administrative	2,024	1,936	2,032	5,835	5,797
Depreciation - network and other	931	944	947	2,800	2,868
Depreciation - leased devices	990	888	837	2,732	2,205
Amortization	196	209	255	628	813
Other, net	139	117	150	54	248
Total net operating expenses	7,419	6,920	7,855	20,971	22,254
Operating income	$509	$689	$317	$2,376	$1,366

WIRELESS NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	12/31/17	9/30/17	12/31/16	12/31/17	12/31/16

Operating income	$509	$689	$317	$2,376	$1,366
Loss (gain) from asset dispositions, exchanges, and other, net (2)	—	—	28	(304)	(326)
Severance and exit costs (3)	4	—	13	(1)	18
Contract terminations (4)	—	—	—	(5)	113
Litigation and other contingencies (5)	63	—	—	63	103
Hurricanes (6)	66	34	—	100	—
Depreciation - network and other	931	944	947	2,800	2,868
Depreciation - leased devices	990	888	837	2,732	2,205
Amortization	196	209	255	628	813
Adjusted EBITDA* (1)	$2,759	$2,764	$2,397	$8,389	$7,160

Adjusted EBITDA margin*	49.1%	48.9%	40.3%	49.4%	39.6%

Selected items:
Cash paid for capital expenditures - network and other	$565	$539	$389	$2,042	$1,123
Cash paid for capital expenditures - leased devices	$682	$608	$767	$1,787	$1,530

News Release

WIRELINE STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	12/31/17	9/30/17	12/31/16	12/31/17	12/31/16
Net operating revenues
Voice	$94	$109	$153	$327	$506
Data	29	33	41	96	127
Internet	254	256	281	765	871
Other	16	11	22	47	59
Total net operating revenues	393	409	497	1,235	1,563

Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	352	372	400	1,111	1,284
Selling, general and administrative	71	66	49	194	189
Depreciation and amortization	55	49	51	155	148
Other, net	(314)	—	6	(309)	13
Total net operating expenses	164	487	506	1,151	1,634
Operating income (loss)	$229	$(78)	$(9)	$84	$(71)

WIRELINE NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	12/31/17	9/30/17	12/31/16	12/31/17	12/31/16

Operating income (loss)	$229	$(78)	$(9)	$84	$(71)
Severance and exit costs (3)	9	—	6	14	13
Litigation and other contingencies (5)	(323)	—	—	(323)	—
Depreciation and amortization	55	49	51	155	148
Adjusted EBITDA*	$(30)	$(29)	$48	$(70)	$90

Adjusted EBITDA margin*	-7.6%	-7.1%	9.7%	-5.7%	5.8%

Selected items:
Cash paid for capital expenditures - network and other	$30	$40	$24	$132	$75

News Release

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(Millions)

	Year To Date
	12/31/17	12/31/16
Operating activities
Net income (loss)	$7,314	$(923)
Depreciation and amortization	6,321	6,040
Provision for losses on accounts receivable	312	406
Share-based and long-term incentive compensation expense	137	57
Deferred income tax (benefit) expense	(6,707)	276
Gains from asset dispositions and exchanges	(479)	(354)
Call premiums paid on debt redemptions	(129)	—
Loss on early extinguishment of debt	65	—
Amortization of long-term debt premiums, net	(125)	(234)
Loss on disposal of property, plant and equipment	533	368
Contract terminations	(5)	96
Other changes in assets and liabilities:
Accounts and notes receivable	(74)	(542)
Inventories and other current assets	(3,216)	(2,254)
Deferred purchase price from sale of receivables	—	(220)
Accounts payable and other current liabilities	(104)	(97)
Non-current assets and liabilities, net	260	(313)
Other, net	302	594
Net cash provided by operating activities	4,405	2,900

Investing activities
Capital expenditures - network and other	(2,499)	(1,421)
Capital expenditures - leased devices	(1,787)	(1,530)
Expenditures relating to FCC licenses	(92)	(46)
Change in short-term investments, net	5,271	(2,349)
Proceeds from sales of assets and FCC licenses	367	126
Other, net	16	26
Net cash provided by (used in) investing activities	1,276	(5,194)

Financing activities
Proceeds from debt and financings	3,073	6,830
Repayments of debt, financing and capital lease obligations	(7,159)	(3,266)
Debt financing costs	(19)	(272)
Other, net	(6)	68
Net cash (used in) provided by financing activities	(4,111)	3,360

Net increase in cash and cash equivalents	1,570	1,066

Cash and cash equivalents, beginning of period	2,870	2,641
Cash and cash equivalents, end of period	$4,440	$3,707

RECONCILIATION TO CONSOLIDATED FREE CASH FLOW* (NON-GAAP) (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	12/31/17	9/30/17	12/31/16	12/31/17	12/31/16

Net cash provided by operating activities	$1,166	$1,959	$650	$4,405	$2,900

Capital expenditures - network and other	(696)	(682)	(478)	(2,499)	(1,421)
Capital expenditures - leased devices	(682)	(608)	(767)	(1,787)	(1,530)
Expenditures relating to FCC licenses, net	(73)	(6)	(14)	(92)	(46)
Proceeds from sales of assets and FCC licenses	149	117	60	367	126
Other investing activities, net	6	(1)	134	2	98
Free cash flow*	$(130)	$779	$(415)	$396	$127

Net proceeds (repayments) of financings related to devices and receivables	527	(359)	(231)	660	400
Adjusted free cash flow*	$397	$420	$(646)	$1,056	$527

News Release

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Millions)

	12/31/17	3/31/17
ASSETS
Current assets
Cash and cash equivalents	$4,440	$2,870
Short-term investments	173	5,444
Accounts and notes receivable, net	3,917	4,138
Device and accessory inventory	1,009	1,064
Prepaid expenses and other current assets	626	601
Total current assets	10,165	14,117

Property, plant and equipment, net	19,712	19,209
Goodwill	6,586	6,579
FCC licenses and other	41,222	40,585
Definite-lived intangible assets, net	2,667	3,320
Other assets	1,067	1,313
Total assets	$81,419	$85,123

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$3,176	$3,281
Accrued expenses and other current liabilities	3,859	4,141
Current portion of long-term debt, financing and capital lease obligations	4,036	5,036
Total current liabilities	11,071	12,458

Long-term debt, financing and capital lease obligations	32,825	35,878
Deferred tax liabilities	7,709	14,416
Other liabilities	3,509	3,563
Total liabilities	55,114	66,315

Stockholders' equity
Common stock	40	40
Paid-in capital	27,825	27,756
Accumulated deficit	(1,264)	(8,584)
Accumulated other comprehensive loss	(366)	(404)
Total stockholders' equity	26,235	18,808
Noncontrolling interests	70	—
Total equity	26,305	18,808
Total liabilities and equity	$81,419	$85,123

NET DEBT* (NON-GAAP) (Unaudited)
(Millions)

	12/31/17	3/31/17

Total debt	$36,861	$40,914
Less: Cash and cash equivalents	(4,440)	(2,870)
Less: Short-term investments	(173)	(5,444)
Net debt*	$32,248	$32,600

News Release

SCHEDULE OF DEBT (Unaudited)
(Millions)

		12/31/17
ISSUER	MATURITY	PRINCIPAL
Sprint Corporation
7.25% Senior notes due 2021	09/15/2021	$2,250
7.875% Senior notes due 2023	09/15/2023	4,250
7.125% Senior notes due 2024	06/15/2024	2,500
7.625% Senior notes due 2025	02/15/2025	1,500
Sprint Corporation		10,500

Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC, and Sprint Spectrum Co III LLC
3.36% Senior secured notes due 2021	09/20/2021	3,281
Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC, and Sprint Spectrum Co III LLC		3,281

Sprint Communications, Inc.
Export Development Canada secured loan	12/17/2019	300
9% Guaranteed notes due 2018	11/15/2018	1,800
7% Guaranteed notes due 2020	03/01/2020	1,000
7% Senior notes due 2020	08/15/2020	1,500
11.5% Senior notes due 2021	11/15/2021	1,000
9.25% Secured debentures due 2022	04/15/2022	200
6% Senior notes due 2022	11/15/2022	2,280
Sprint Communications, Inc.		8,080

Sprint Capital Corporation
6.9% Senior notes due 2019	05/01/2019	1,729
6.875% Senior notes due 2028	11/15/2028	2,475
8.75% Senior notes due 2032	03/15/2032	2,000
Sprint Capital Corporation		6,204

Credit facilities
PRWireless secured term loan	06/28/2020	183
Secured equipment credit facilities	2020 - 2021	555
Secured term loan	02/03/2024	3,970
Credit facilities		4,708

Accounts receivable facility	11/18/2019	2,966

Financing obligations	2018 - 2021	614

Capital leases and other obligations	2018 - 2026	532
Total principal		36,885

Net premiums and debt financing costs		(24)
Total debt		$36,861

News Release

NOTES TO THE FINANCIAL INFORMATION (Unaudited)

(1)
As more of our customers elect to lease a device rather than purchasing one under our subsidized program, there is a significant positive impact to EBITDA* and Adjusted EBITDA* from direct channel sales primarily due to the fact the cost of the device is not recorded as cost of products but rather is depreciated over the customer lease term. Under our device leasing program for the direct channel, devices are transferred from inventory to property and equipment and the cost of the leased device is recognized as depreciation expense over the customer lease term to an estimated residual value. The customer payments are recognized as revenue over the term of the lease. Under our subsidized program, the cash received from the customer for the device is recognized as equipment revenue at the point of sale and the cost of the device is recognized as cost of products. During the three and nine-month periods ended December 31, 2017, we leased devices through our Sprint direct channels totaling approximately $1,761 million and $3,671 million, respectively, which would have increased cost of products and reduced EBITDA* if they had been purchased under our subsidized program.

The impact to EBITDA* and Adjusted EBITDA* resulting from the sale of devices under our installment billing program is generally neutral except for the impact from the time value of money element related to the imputed interest on the installment receivable.

(2)
During the first quarter of fiscal year 2017, the company recorded losses on dispositions of assets primarily related to cell site construction and network development costs that are no longer relevant as a result of changes in the company's network plans. Additionally, the company recorded a pre-tax non-cash gain related to spectrum swaps with other carriers. During the third quarter of fiscal year 2016, the company recorded losses on dispositions of assets primarily related to cell site construction and network development costs that are no longer relevant as a result of changes in the company's network plans. During the second quarter of fiscal year 2016 the company recorded a pre-tax non-cash gain of $354 million related to spectrum swaps with other carriers.

(3)
Severance and exit costs consist of lease exit costs primarily associated with tower and cell sites, access exit costs related to payments that will continue to be made under the company's backhaul access contracts for which the company will no longer be receiving any economic benefit, and severance costs associated with reduction in its work force.

(4)
During the first quarter of fiscal year 2017, we recorded a $5 million gain due to reversal of a liability recorded in relation to the termination of our relationship with General Wireless Operations, Inc. (Radio Shack). During the first quarter of fiscal year 2016, contract terminations primarily relate to the termination of our pre-existing wholesale arrangement with NTELOS Holding Corp.

(5)
During the third and first quarters of fiscal year 2017, litigation and other contingencies consist of reductions associated with legal settlements or favorable developments in pending legal proceedings as well as non-recurring charges of $51 million related to a regulatory fee matter. During the second quarter of fiscal year 2016, litigation and other contingencies consist of unfavorable developments associated with legal matters as well as federal and state matters such as sales, use or property taxes.

(6)
During the third and second quarters of fiscal year 2017 we recorded estimated hurricane-related charges of $66 million and $34 million, respectively, consisting of customer service credits, incremental roaming costs, network repairs and replacements.

(7)
Sprint is no longer reporting Lifeline subscribers due to recent regulatory changes resulting in tighter program restrictions. We have excluded them from our customer base for all periods presented, including our Assurance Wireless prepaid brand and subscribers through our wholesale Lifeline mobile virtual network operators (MVNO). The table reflects the reclassification of the related Assurance Wireless prepaid revenue from Prepaid service revenue to Wholesale, affiliate and other revenue of $92 million and $275 million for the three and nine-month periods ended December 31, 2016, respectively. Revenue associated with subscribers through our wholesale Lifeline MVNO's continue to remain in Wholesale, affiliate and other revenue following this change.

News Release

*FINANCIAL MEASURES

Sprint provides financial measures determined in accordance with GAAP and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

EBITDA is operating income/(loss) before depreciation and amortization. Adjusted EBITDA is EBITDA excluding severance, exit costs, and other special items. Adjusted EBITDA Margin represents Adjusted EBITDA divided by non-equipment net operating revenues for Wireless and Adjusted EBITDA divided by net operating revenues for Wireline. We believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and definite-lived intangible assets. Adjusted EBITDA and Adjusted EBITDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Postpaid ABPA is average billings per account and calculated by dividing postpaid service revenue earned from postpaid customers plus billings from installment plans and non-operating leases, as well as, operating lease revenue by the sum of the monthly average number of postpaid accounts during the period. We believe that ABPA provides useful information to investors, analysts and our management to evaluate average postpaid customer billings per account as it approximates the expected cash collections, including billings from installment plans and non-operating leases, as well as, operating lease revenue, per postpaid account each month.

Postpaid Phone ABPU is average billings per postpaid phone user and calculated by dividing service revenue earned from postpaid phone customers plus billings from installment plans and non-operating leases, as well as, operating lease revenue by the sum of the monthly average number of postpaid phone connections during the period. We believe that ABPU provides useful information to investors, analysts and our management to evaluate average postpaid phone customer billings as it approximates the expected cash collections, including billings from installment plans and non-operating leases, as well as, operating lease revenue, per postpaid phone user each month.

Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments, including changes in restricted cash, if any, and excluding the sale-leaseback of devices and equity method investments. Adjusted Free Cash Flow is Free Cash Flow plus the proceeds from device financings and sales of receivables, net of repayments. We believe that Free Cash Flow and Adjusted Free Cash Flow provide useful information to investors, analysts and our management about the cash generated by our core operations and net proceeds obtained to fund certain leased devices, respectively, after interest and dividends, if any, and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, short-term investments and, if any, restricted cash. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

News Release

SAFE HARBOR

This release includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan”, “outlook,” “providing guidance,” and similar expressions are intended to identify information that is not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future - including statements relating to our network, cost reductions, connections growth, and liquidity; and statements expressing general views about future operating results - are forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, the development and deployment of new technologies and services; efficiencies and cost savings of new technologies and services; customer and network usage; connection growth and retention; service, speed, coverage and quality; availability of devices; availability of various financings, including any leasing transactions; the timing of various events and the economic environment. Sprint believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date when made. Sprint undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our company's historical experience and our present expectations or projections. Factors that might cause such differences include, but are not limited to, those discussed in Sprint Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

About Sprint:
Sprint (NYSE: S) is a communications services company that creates more and better ways to connect its customers to the things they care about most. Sprint served 54.6 million connections as of December 31, 2017 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; leading no-contract brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. Sprint has been named to the Dow Jones Sustainability Index (DJSI) North America for the past five years. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

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